UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
March 30, 2016
Date of Report (Date of earliest event reported)

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

24 Union Square East, 5th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

(646) 747-7200
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On March 30, 2016, certain affiliates of Leonard Green & Partners, L.P. (“LGP”), investors in Shake Shack Inc. (the “Company”), adopted a stock trading plan to sell shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), as part of LGP’s long-term financial planning.

The trading plan was designed to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s insider trading compliance policy, which permits an officer, director or employee who is not then in possession of material non-public information to enter into a pre-arranged plan for buying or selling Company stock under specified conditions and at specified times. Mr. Jonathan Sokoloff, a principal and limited partner of LGP, is a member of the board of directors of the Company, and may be deemed to share voting and investment power with respect to the Common Stock owned by the LGP investors. This type of trading plan allows an insider to diversify one’s investment portfolio and spread stock trades out over an extended period of time, all while complying with insider trading laws.

Under the trading plan, LGP may sell up to 2,000,000 shares of Common Stock through December 30, 2016, with daily and monthly sales volume limitations of no more than 50,000 and 250,000 shares, respectively (the 50,000 per day trading limitation exists under the Trading Agreement, dated November 13, 2015, which LGP and other participating shareholders filed as an exhibit to their respective Schedule 13D/As on November 13, 2015). The number of shares of Common Stock covered by the plan represent approximately 28% of the number of shares of the Company currently held by LGP. All sales of shares of Common Stock under the trading plan are subject to certain minimum price conditions.

Transactions under the trading plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

	By:	/s/ Jeff Uttz
Jeff Uttz
Date: April 1, 2016		Chief Financial Officer